Exhibit 99.12

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that (1) only one statement containing the information required by Schedule 13D and any further amendments thereto need to be filed with respect to the beneficial ownership by each of the undersigned of shares of common stock of Alpine Income Property Trust, Inc., a Maryland corporation and (2) this Joint Filing Agreement may be included as an exhibit to the Schedule 13D/A, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person will be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together will constitute one and the same instrument.

Dated: September 21, 2022

CTO REALTY GROWTH, INC.			CTO TRS CRISP39 LLC

By:	/s/ John P. Albright	By:	CTO Realty Growth, Inc., its sole member
	John P. Albright,	By:	/s/ John P. Albright
	President and Chief Executive Officer		John P. Albright,
President and Chief Executive Officer

JOHN P. ALBRIGHT`		STEVEN R. GREATHOUSE

By:	/s/ John P. Albright	By:	/s/ Steven R. Greathouse

DANIEL E. SMITH		MATTHEW M. PARTRIDGE

By:	/s/ Daniel E. Smith	By:	/s/ Matthew M. Partridge

GEORGE R. BROKAW

By:	/s/ George R. Brokaw